Exhibit 99

Acadia Healthcare Reports Second Quarter 2021 Results and Increases 2021 Guidance

FRANKLIN, Tenn.--(BUSINESS WIRE)--August 2, 2021--Acadia Healthcare Company, Inc. (NASDAQ: ACHC) today announced financial results for the second quarter ended June 30, 2021.

Second Quarter 2021 Results

The Company reported revenue of $582.2 million for the second quarter of 2021, compared with $491.5 million for the second quarter of 2020. Adjusted EBITDA increased 25.2% to $141.3 million for the second quarter of 2021, compared with $112.8 million for the same period last year. Net income attributable to Acadia stockholders for the second quarter of 2021 was $44.5 million, or $0.49 per diluted share, compared with net income of $41.1 million, or $0.46 per diluted share, for the second quarter of 2020. Adjusted income from continuing operations attributable to Acadia stockholders per diluted share was $0.71 for the second quarter of 2021. Adjustments to income include transaction-related expenses, debt extinguishment costs, loss on impairment and the income tax effect of adjustments to income. A reconciliation of all non-GAAP financial results in this press release begins on page 9. During the second quarter of 2020, the Company recognized $18.1 million in other income from the Provider Relief Fund (“PRF”) established by the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act.

For the second quarter of 2021, Acadia’s same facility revenue increased 18.0% compared with the second quarter of 2020, including an increase in patient days of 9.8% and an increase in revenue per patient day of 7.5%. In the second quarter of 2020, the Company experienced lower patient days due to the impact of the COVID-19 pandemic and related restrictions, which resulted in a year-over-year decline of 0.7% for the second quarter of 2020 compared to the prior year period. Adjusting prior year patient days for the estimated impact from the pandemic, patient days increased approximately 4.8% for the second quarter of 2021. Same facility adjusted EBITDA margin improved 180 basis points to 29.3%.

Debbie Osteen, Chief Executive Officer of Acadia, remarked, “We are pleased with the momentum in our business as Acadia delivered a strong financial and operating performance in the second quarter of 2021. These results reflect increased demand for our behavioral health services and our continued focus on driving efficiencies across our operations. We experienced favorable volume trends, demonstrating the strength of our proven operating model and successful execution of our growth strategy across our service lines, all of which provide exceptional patient care. Importantly, the growing acceptance surrounding mental health and substance abuse issues and the more favorable reimbursement environment for treatment have also been key drivers of demand. We commend the hard work of Acadia’s dedicated employees and clinicians who have continued to support more patients who need our help with high quality care in a safe and accessible manner.”

Strategic Investments in Long-Term Growth

“Our growth strategy is centered around four distinct pathways that will allow Acadia to reach more patients in both new and existing markets. We are pleased with the progress we have made this year on our strategy, as we have continued to make strategic investments designed to support long-term growth across our service lines. Facility expansions continue to be a key driver of our growth and the best return on investment. Accordingly, we added 86 beds to our operations in the second quarter, which included 72 incremental beds from the opening of a 260-bed state-of-the-art, replacement facility for Belmont Behavioral Hospital. This facility will help meet the growing demand for behavioral health services in the Philadelphia, Pennsylvania, market and surrounding communities. With the opening of the new facility, we recorded a non-cash property impairment of approximately $23.2 million for the existing facility. We expect to meet our goal of adding approximately 300 beds to existing facilities by the end of the year.

“Another important growth opportunity for Acadia is the development of wholly owned de novo facilities, especially in markets with a shortage of beds for behavioral health treatment. On May 24, 2021, we opened Glenwood Behavioral Health Hospital, an 80-bed hospital in Cincinnati, Ohio. This facility provides inpatient psychiatric treatment for those who are struggling with a mental health or a co-occurring substance use disorder.

“We also opened one comprehensive treatment center (CTC) in the second quarter of 2021. We continue to identify underserved markets for the treatment of patients with opioid use disorder and expect to open eight more CTCs this year.

“As health systems across the country look for ways to integrate behavioral health care and expand treatment options, Acadia has developed a favorable reputation as a preferred partner for many leading providers in attractive markets and establishing new joint venture partnerships remains an important pathway for growth. We recently announced a joint venture with Bronson Healthcare, one of Michigan’s leading, integrated healthcare systems, to build a new 96-bed facility in Battle Creek, Michigan. With this addition, we now have 13 joint venture partnerships in place with premier health systems to expand our treatment network and improve access to care in more communities around the country.

“We also have continued to identify acquisitions as another important opportunity to extend our market reach. Following regulatory approval, we expect to soon complete the acquisition of Vallejo Behavioral, a 61-bed psychiatric hospital in Vallejo, California, from Adventist Health at the end of the third quarter. We believe the fragmented behavioral healthcare industry offers additional prospects for acquisitions, and we are well positioned with the financial strength to capitalize on these opportunities.

“We believe Acadia has the right strategy in place to continue to expand our network and meet the needs of more patients. As we look ahead to the remainder of 2021 and beyond, we will continue to pursue our growth objectives through bed expansions, wholly owned de novo facilities, strategic joint ventures and acquisitions,” added Osteen.

Cash and Liquidity

Acadia’s balance sheet remains strong with ample liquidity and capital to invest in and grow its business. As of June 30, 2021, the Company had $185.5 million in cash and cash equivalents. The Company repaid approximately $41 million of debt during the second quarter of 2021, including $35 million on its senior secured revolving credit facility, reducing the outstanding balance to $125 million at June 30, 2021. As of June 30, 2021, the Company had $475 million available under its $600 million revolving credit facility, and its net leverage ratio was approximately 2.4x.

During the second quarter of 2021, the Company received approximately $24 million additional PRF distributions under the CARES Act. The Company is currently evaluating updated PRF reporting guidance to determine whether any of the funds will be recognized or returned. During the second quarter, the Company began repayment of amounts received pursuant to the Medicare Accelerated and Advanced Payment Program under the CARES Act. The Company repaid $7 million of the $45 million of advance payments received in 2020 under the Medicare Accelerated and Advanced Payment Program and will continue to repay the remaining balance on a monthly basis through June 2022. Additionally, the Company expects to repay half of the $39 million of 2020 payroll tax deferrals in the second half of 2021 and the remaining portion in 2022.

Financial Guidance

Acadia today increased the Company’s financial guidance for 2021 to reflect the strong operating and financial performance for the first six months of the year and its expectations for the remainder of the year, as follows:

  Revenue in a range of $2.28 billion to $2.32 billion;
  Adjusted EBITDA in a range of $530 million to $550 million;
  Adjusted earnings per diluted share in a range of $2.50 to $2.70; and
  Operating cash flows in a range of $275 million to $310 million.

The Company’s guidance does not include discontinued operations or the impact of any future acquisitions, divestitures or transaction-related expenses.

Looking Ahead

Osteen concluded, “We are encouraged by the favorable trends in our business and believe we are well positioned to capitalize on the expected growth in demand for behavioral health services. While the COVID-19 pandemic has brought many challenges, particularly for those people already dealing with mental health and substance abuse, we are encouraged by the heightened awareness of these issues and an increased push for access to treatment. As always, our primary mission is to meet this demand and support the patients and communities we serve. We will continue to focus on providing the highest quality of patient care, while extending our market reach and advancing our position as a leading pure-play behavioral healthcare provider.”

Conference Call

Acadia will hold a conference call to discuss its second quarter financial results at 9:00 a.m. Eastern Time on Tuesday, August 3, 2021. A live webcast of the conference call will be available at www.acadiahealthcare.com in the “Investors” section of the website. The webcast of the conference call will be available through September 2, 2021.

About Acadia

Acadia is a leading provider of behavioral healthcare services across the United States. As of June 30, 2021, Acadia operated a network of 229 behavioral healthcare facilities with approximately 10,100 beds in 40 states and Puerto Rico. With more than 20,000 employees serving approximately 70,000 patients daily, Acadia is the largest stand-alone behavioral health company in the U.S. Acadia provides behavioral healthcare services to its patients in a variety of settings, including inpatient psychiatric hospitals, specialty treatment facilities, residential treatment centers and outpatient clinics.

Forward-Looking Information

This press release contains forward-looking statements. Generally, words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this press release. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties and our future results could differ significantly from those expressed or implied by our forward-looking statements. Factors that may cause actual results to differ materially include, without limitation, (i) the impact of the COVID-19 pandemic, including, without limitation, disruption to the U.S. economy and financial markets; reduced admissions and patient volumes; increased costs relating to labor, supply chain and other expenditures; and difficulty in collecting patient accounts receivable due to increases in the unemployment rate and the number of underinsured and uninsured patients; (ii) potential difficulties in successfully integrating the operations of acquired facilities or realizing the expected benefits and synergies of our acquisitions, joint ventures and de novo transactions; (iii) Acadia’s ability to add beds, expand services, enhance marketing programs and improve efficiencies at its facilities; (iv) potential reductions in payments received by Acadia from government and third-party payors; (v) the occurrence of patient incidents, governmental investigations, litigation and adverse regulatory actions, which could adversely affect the price of our common stock and result in substantial payments and incremental regulatory burdens; (vi) the risk that Acadia may not generate sufficient cash from operations to service its debt and meet its working capital and capital expenditure requirements; and (vii) potential operating difficulties, labor costs, client preferences, changes in competition and general economic or industry conditions that may prevent Acadia from realizing the expected benefits of its business strategies. These factors and others are more fully described in Acadia’s periodic reports and other filings with the SEC.

Acadia Healthcare Company, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(In thousands, except per share amounts)

Revenue	$582,156	$491,475	$1,133,355	$1,000,692

Salaries, wages and benefits (including equity-based compensation expense of $9,031, $5,808, $16,065 and $10,787, respectively)	309,233	275,258	613,566	562,245
Professional fees	34,696	30,586	66,313	61,637
Supplies	22,633	21,059	43,955	43,255
Rents and leases	9,620	9,493	19,032	18,610
Other operating expenses	73,751	66,171	145,761	134,327
Other income	-	(18,070)	-	(18,070)
Depreciation and amortization	25,650	23,331	50,544	46,166
Interest expense, net	16,687	38,518	45,714	81,083
Debt extinguishment costs	-	3,271	24,650	3,271
Loss on impairment	23,214	-	23,214	-
Transaction-related expenses	1,675	5,008	6,285	6,534
Total expenses	517,159	454,625	1,039,034	939,058
Income from continuing operations before income taxes	64,997	36,850	94,321	61,634
Provision for income taxes	19,333	9,177	25,537	14,983
Income from continuing operations	45,664	27,673	68,784	46,651
Income (loss) from discontinued operations, net of taxes	-	14,041	(12,641)	29,130
Net income	45,664	41,714	56,143	75,781
Net income attributable to noncontrolling interests	(1,150)	(635)	(1,912)	(1,239)
Net income attributable to Acadia Healthcare Company, Inc.	$44,514	$41,079	$54,231	$74,542

Basic earnings per share attributable to Acadia Healthcare Company, Inc. stockholders:
Income from continuing operations attributable to Acadia Healthcare Company, Inc.	$0.50	$0.31	$0.76	$0.52
Income (loss) from discontinued operations	$-	$0.16	$(0.15)	$0.33
Net income attributable to Acadia Healthcare Company, Inc.	$0.50	$0.47	$0.61	$0.85

Diluted earnings per share attributable to Acadia Healthcare Company, Inc. stockholders:
Income from continuing operations attributable to Acadia Healthcare Company, Inc.	$0.49	$0.31	$0.74	$0.51
Income (loss) from discontinued operations	$-	$0.15	$(0.14)	$0.33
Net income attributable to Acadia Healthcare Company, Inc.	$0.49	$0.46	$0.60	$0.84

Weighted-average shares outstanding:
Basic	88,842	87,872	88,543	87,818
Diluted	90,590	88,608	90,381	88,228

Acadia Healthcare Company, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
	2021	2020
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$185,546	$378,697
Accounts receivable, net	286,522	273,551
Other current assets	103,558	61,332
Current assets held for sale	-	1,809,815
Total current assets	575,626	2,523,395
Property and equipment, net	1,651,274	1,622,896
Goodwill	2,103,503	2,105,264
Intangible assets, net	68,463	68,535
Deferred tax assets	3,145	3,209
Operating lease right-of-use assets	101,691	96,937
Other assets	60,299	79,126
Total assets	$4,564,001	$6,499,362

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$13,281	$153,478
Accounts payable	87,223	87,815
Accrued salaries and benefits	133,590	124,912
Current portion of operating lease liabilities	19,254	18,916
Other accrued liabilities	171,867	178,453
Derivative instrument liabilities	-	84,584
Current liabilities held for sale	-	660,027
Total current liabilities	425,215	1,308,185
Long-term debt	1,443,192	2,968,948
Deferred tax liabilities	73,144	50,017
Operating lease liabilities	89,107	84,029
Other liabilities	118,363	133,412
Total liabilities	2,149,021	4,544,591
Redeemable noncontrolling interests	58,394	55,315
Equity:
Common stock	889	880
Additional paid-in capital	2,611,852	2,580,327
Accumulated other comprehensive loss	-	(371,365)
Accumulated deficit	(256,155)	(310,386)
Total equity	2,356,586	1,899,456
Total liabilities and equity	$4,564,001	$6,499,362

Acadia Healthcare Company, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2021	2020
	(In thousands)
Operating activities:
Net income	$56,143	$75,781
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Depreciation and amortization	50,544	46,166
Amortization of debt issuance costs	2,463	6,382
Equity-based compensation expense	16,065	10,787
Deferred income taxes	8,457	22,136
Loss (income) from discontinued operations, net of taxes	12,641	(29,130)
Debt extinguishment costs	24,650	3,271
Loss on impairment	23,214	-
Other	828	(955)
Change in operating assets and liabilities:
Accounts receivable, net	(12,972)	11,015
Other current assets	(32,056)	(9,029)
Other assets	7,276	1,949
Accounts payable and other accrued liabilities	11,306	40,034
Accrued salaries and benefits	8,823	(1,455)
Other liabilities	(11,121)	26,322
Net cash provided by continuing operating activities	166,261	203,274
Net cash provided by discontinued operating activities	253	61,668
Net cash provided by operating activities	166,514	264,942

Investing activities:
Cash paid for capital expenditures	(112,953)	(114,251)
Proceeds from U.K. Sale	1,511,020	-
Settlement of foreign currency derivatives	(84,795)	-
Proceeds from sale of property and equipment	899	43
Other	4,953	(4,847)
Net cash provided by (used in) continuing investing activities	1,319,124	(119,055)
Net cash used in discontinued investing activities	-	(20,874)
Net cash provided by (used in) investing activities	1,319,124	(139,929)

Financing activities:
Borrowings on long-term debt	425,000	450,000
Borrowings on revolving credit facility	430,000	100,000
Principal payments on revolving credit facility	(305,000)	(100,000)
Principal payments on long-term debt	(2,656)	(21,242)
Repayment of long-term debt	(2,227,935)	(450,000)
Payment of debt issuance costs	(7,964)	(10,595)
Common stock withheld for minimum statutory taxes, net	13,261	(1,377)
Distributions to noncontrolling interests	(633)	(451)
Other	(6,929)	(854)
Net cash used in continuing financing activities	(1,682,856)	(34,519)
Net cash used in discontinued financing activities	-	(1,490)
Net cash used in financing activities	(1,682,856)	(36,009)

Effect of exchange rate changes on cash	4,067	(1,257)

Net (decrease) increase in cash and cash equivalents, including cash classified within current assets held for sale	(193,151)	87,747
Less: cash classified within current assets held for sale	-	(44,268)
Net (decrease) increase in cash and cash equivalents	(193,151)	43,479
Cash and cash equivalents at beginning of the period	378,697	124,192
Cash and cash equivalents at end of the period	$185,546	$167,671

Acadia Healthcare Company, Inc.
Operating Statistics
(Unaudited, Revenue in thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change
U.S. Same Facility Results (1)
Revenue	$576,170	$488,259	18.0%	$1,121,969	$996,521	12.6%
Patient Days	706,128	643,010	9.8%	1,375,853	1,294,941	6.2%
Admissions	46,494	41,009	13.4%	90,307	84,453	6.9%
Average Length of Stay (2)	15.2	15.7	-3.1%	15.2	15.3	-0.6%
Revenue per Patient Day	$816	$759	7.5%	$815	$770	6.0%
Adjusted EBITDA margin	29.3%	27.5%	180 bps	27.9%	25.6%	230 bps

U.S. Facility Results
Revenue	$582,156	$491,475	18.5%	$1,133,355	$1,000,692	13.3%
Patient Days	712,634	648,518	9.9%	1,387,125	1,306,520	6.2%
Admissions	46,974	41,158	14.1%	91,138	84,761	7.5%
Average Length of Stay (2)	15.2	15.8	-3.7%	15.2	15.4	-1.3%
Revenue per Patient Day	$817	$758	7.8%	$817	$766	6.7%
Adjusted EBITDA margin	28.5%	27.4%	110 bps	27.3%	25.5%	180 bps
(1) Same facility results for the periods presented include facilities we have operated for more than one year and exclude certain closed services.
(2) Average length of stay is defined as patient days divided by admissions.

Acadia Healthcare Company, Inc.
Reconciliation of Net Income Attributable to Acadia Healthcare Company, Inc. to Adjusted EBITDA
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands)

Net income attributable to Acadia Healthcare Company, Inc.	$44,514	$41,079	$54,231	$74,542
Net income attributable to noncontrolling interests	1,150	635	1,912	1,239
(Income) loss from discontinued operations, net of taxes	-	(14,041)	12,641	(29,130)
Provision for income taxes	19,333	9,177	25,537	14,983
Interest expense, net	16,687	38,518	45,714	81,083
Depreciation and amortization	25,650	23,331	50,544	46,166
EBITDA	107,334	98,699	190,579	188,883

Adjustments:
Equity-based compensation expense (a)	9,031	5,808	16,065	10,787
Transaction-related expenses (b)	1,675	5,008	6,285	6,534
Debt extinguishment costs (c)	-	3,271	24,650	3,271
Loss on impairment (d)	23,214	-	23,214	-
Adjusted EBITDA	$141,254	$112,786	$260,793	$209,475

Adjusted EBITDA margin	24.3%	22.9%	23.0%	20.9%

See footnotes on page 12.

Acadia Healthcare Company, Inc.
Reconciliation of Net Income Attributable to Acadia Healthcare Company, Inc. to
Adjusted Income Attributable to Acadia Healthcare Company, Inc.
(Unaudited)

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
	(in thousands, except per share amounts)

Net income attributable to Acadia Healthcare Company, Inc.	$44,514	$54,231
Loss from discontinued operations, net of taxes	-	12,641

Adjustments to income:
Transaction-related expenses (b)	1,675	6,285
Debt extinguishment costs (c)	-	24,650
Loss on impairment (d)	23,214	23,214
Provision for income taxes	19,333	25,537
Adjusted income from continuing operations before income taxes attributable to Acadia Healthcare Company, Inc.	88,736	146,558
Income tax effect of adjustments to income (e)	24,583	40,201
Adjusted income from continuing operations attributable to Acadia Healthcare Company, Inc.	$64,153	$106,357

Weighted-average shares outstanding - diluted	90,590	90,381

Adjusted income from continuing operations attributable to Acadia Healthcare Company, Inc. per diluted share	$0.71	$1.18

	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020
	(in thousands, except per share amounts)
Net income attributable to Acadia Healthcare Company, Inc.	$41,079	$74,542
Income from discontinued operations, net of taxes	(14,041)	(29,130)

Adjustments to income:
Transaction-related expenses (b)	5,008	6,534
Debt extinguishment costs (c)	3,271	3,271
Provision for income taxes	9,177	14,983
Adjusted income from continuing operations before income taxes attributable to Acadia Healthcare Company, Inc.	44,494	70,200
Adjusted income from discontinued operations before income taxes	13,313	30,408
Adjusted income before income taxes attributable to Acadia Healthcare Company, Inc.	57,807	100,608
Income tax effect of adjustments to income (d)	9,677	15,810
Adjusted income attributable to Acadia Healthcare Company, Inc.	$48,130	$84,798

Weighted-average shares outstanding - diluted	88,608	88,228

Adjusted income attributable to Acadia Healthcare Company, Inc. per diluted share (3)	$0.54	$0.96

(3) For the three and six months ended June 30, 2020, Adjusted income attributable to Acadia Healthcare Company, Inc. per diluted share includes Adjusted income from discontinued operations before income taxes and is not directly comparable to Adjusted income from continuing operations attributable to Acadia Healthcare Company, Inc. per diluted share for the three and six months ended June 30, 2021. Interest expense, which has been significantly reduced following debt repayments in the first quarter of 2021, is recorded in income from continuing operations and not allocated to discontinued operations because such allocation would not be meaningful. Therefore, 2020 reflects consolidated results inclusive of discontinued operations, and 2021 reflects only continuing operations.

See footnotes on page 12.

Acadia Healthcare Company, Inc.
Discontinued Operations Supplemental Financial Information
(Unaudited)

Statements of Discontinued Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands)

Revenue	$-	$258,836	$62,520	$532,429

Salaries, wages and benefits	-	152,345	35,937	305,674
Professional fees	-	28,028	6,815	60,277
Supplies	-	9,065	2,217	18,840
Rents and leases	-	11,334	2,509	23,041
Other operating expenses	-	26,429	6,682	56,802
Depreciation and amortization	-	18,114	-	36,959
Interest expense, net	-	208	10	428
Loss on sale	-	-	14,254	-
Transaction-related expenses	-	233	6,265	2,256
Total expenses	-	245,756	74,689	504,277
Income (loss) from discontinued operations before income taxes	-	13,080	(12,169)	28,152
(Benefit from) provision for income taxes	-	(961)	472	(978)
Income (loss) from discontinued operations, net of taxes	-	14,041	(12,641)	29,130

Reconciliation of Income (Loss) from Discontinued Operations to
Adjusted Income from Discontinued Operations before Income Taxes

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands)

Income (loss) from discontinued operations, net of taxes	$-	$14,041	$(12,641)	$29,130

Adjustments to income:
Transaction-related expenses (b)	-	233	6,265	2,256
Loss on sale (f)	-	-	14,254	-
Provision for (benefit from) income taxes	-	(961)	472	(978)
Adjusted income from discontinued operations before income taxes	$-	$13,313	$8,350	$30,408

See footnotes on page 12.

Acadia Healthcare Company, Inc.
Footnotes

We have included certain financial measures in this press release, including EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted income from continuing operations before income taxes attributable to Acadia Healthcare Company, Inc., Adjusted income from continuing operations attributable to Acadia Healthcare Company, Inc., Adjusted income from discontinued operations before income taxes and Adjusted income attributable to Acadia Healthcare Company, Inc., which are “non-GAAP financial measures” as defined under the rules and regulations promulgated by the SEC.

We define EBITDA as net income adjusted for net income attributable to noncontrolling interests, loss (income) from discontinued operations, net of taxes, provision for income taxes, net interest expense and depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted for equity-based compensation expense, transaction-related expenses, debt extinguishment costs and loss on impairment. We define Adjusted income from continuing operations before income taxes attributable to Acadia Healthcare Company, Inc. as net income adjusted for loss from discontinued operations, net of taxes, transaction-related expenses, debt extinguishment costs, loss on impairment, provision for income taxes and income tax effect of adjustments to income. We define Adjusted EBITDA margin as Adjusted EBITDA divided by revenue. We define Adjusted income from continuing operations attributable to Acadia Healthcare Company, Inc. as net income attributable to Acadia Healthcare Company, Inc. adjusted for loss from discontinued operations, net of taxes, transaction-related expenses, debt extinguishment costs, loss on impairment and provision for income taxes. We define Adjusted income from discontinued operations before income taxes as (loss) income from discontinued operations, net of taxes, adjusted for transaction-related expenses, loss on sale and provision for (benefit from) income taxes.

We define Adjusted income attributable to Acadia Healthcare Company, Inc. as the sum of Adjusted income from continuing operations before income taxes attributable to Acadia Healthcare Company, Inc., Adjusted income from discontinued operations before income taxes and income tax effect of adjustments to income.

The non-GAAP financial measures presented herein are supplemental measures of our performance and are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). The non-GAAP financial measures presented herein are not measures of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as measures of our liquidity. Our measurements of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies. We have included information concerning the non-GAAP financial measures in this press release because we believe that such information is used by certain investors as measures of a company’s historical performance. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of issuers of equity securities, many of which present similar non-GAAP financial measures when reporting their results. Because the non-GAAP financial measures are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies. Our presentation of these non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

(a) Represents the equity-based compensation expense of Acadia.

(b) Represents transaction-related expenses incurred by Acadia primarily related to termination, restructuring, strategic review, acquisition and other similar costs.

(c) Represents debt extinguishment costs recorded during the first quarter of 2021 in connection with the redemption of the 5.625% Senior Notes and 6.500% Senior Notes and the termination of the Prior Credit Facility and during the second quarter of 2020 in connection with the redemption of the 6.125% Senior Notes and 5.125% Senior Notes.

(d) The Company opened a 260-bed replacement hospital in Pennsylvania and recorded a non-cash property impairment charge of $23.2 million for the existing facility.

(e) Represents the income tax effect of adjustments to income based on tax rates of 27.7% and 16.7% for the three months ended June 30, 2021 and 2020, respectively, and 27.4% and 15.7% for the six months ended June 30, 2021 and 2020, respectively. The Company recorded a $1.6 million tax benefit from ASU 2016-09 "Improvements to Employee Share-Based Payment Accounting” in the six months ended June 30, 2021, which has been excluded from the adjusted tax provision.

(f) Represents the adjustments to the loss on sale recorded in connection with the U.K. sale to reflect an increase in the U.K. carrying value.

Contacts

Gretchen Hommrich
Director, Investor Relations
(615) 861-6000